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                                                                      EXHIBIT 11
                        BEARINGS, INC. AND SUBSIDIARIES
                        -------------------------------
                      Computation of Net Income Per Share
                                  (Unaudited)
                     (Thousands, except per share amounts)


                                         Three Months Ended         Six Months Ended
                                            December 31                December 31
                                        1995            1994       1995           1994
                                      ---------    ---------    ---------    ---------
      Average Shares Outstanding (B)
      ------------------------------

 1.   Average common shares           ---------     --------     --------     --------
      outstanding                        11,821       11,562       11,771       11,463

 2.   Net additional shares
      outstanding assuming stock
      options exercised and
      proceeds used to purchase
      treasury stock                        294          212          297          218
                                      ---------     --------     --------     --------
 3.   Adjusted average common
      shares outstanding for
      fully diluted computation          12,115       11,774       12,068       11,681
                                      =========     ========     ========     ========

      Net Income
      ----------

 4.   Net income as reported in
      statements of consolidated
      income                          $   5,023     $  3,353     $  9,407     $  6,372
                                      =========     ========     ========     ========

      Net Income Per Share (B)
      ------------------------

 5.   Net income per average
      common share outstanding
      (4/1)                           $    0.42     $   0.29     $   0.80     $   0.56
                                      =========     ========     ========     ========

 6.   Net income per common
      share on a fully
      dilutive basis (4/3)            $    0.41 (A) $   0.28 (A) $   0.78 (A) $   0.55 (A)
                                      =========     ========     ========     ========

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.

(B) All share and per share data have been restated to reflect the three for two stock split effective December 4, 1995.